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                                                                   EXHIBIT 10.15


                   [Letterhead of Heidrick & Struggles, Inc.]

                               April 2, 2002

Stephanie W. Abramson
101 Central Park West
New York, New York 10023

Dear Stephanie:

On behalf of Heidrick & Struggles, Inc. (the "Company"), I am writing to confirm amendments to the terms of your employment which were set forth in the letter, dated December 28, 2000, addressed to you (the "December 28 Agreement"). Terms not expressly defined herein shall have the meanings ascribed to them in the December 28 Agreement.

1. Resignation for "Good Reason." Based upon changes in the Company's needs and resources, as of January 1, 2002, the Company has eliminated the job of Chief Corporate Development Officer, thereby diminishing substantially your responsibilities. You and the Company have agreed that this action by the Company constitutes "Good Reason" under the December 28 Agreement and therefore you are entitled to resign for "Good Reason" as of the date of such actions pursuant to the terms of the December 28 Agreement.

2. Severance Amount: Pursuant to the terms of the December 28 Agreement, the Company is obligated to pay to you as soon as administratively feasible after the date you resign for Good Reason in a lump sum an amount equal to one year of base salary ($550,000) and one year of target bonus ($550,000) (the "Severance Amount").

3. Loan Forgiveness: Pursuant to the terms of the December 28 Agreement, at the time you resign for Good Reason, the entire principal amount of the Note ($925,000) evidencing a non-interest bearing loan made to you by the Company is to be forgiven in full.

4. Employment continuation period: The Company confirms that you do not have an obligation to continue in its employ and that you are entitled to terminate your employment for Good Reason and to collect the Severance Amount and have the principal amount of the Note forgiven. However, the Company has requested that, as an accommodation to it, you agree to be employed on a full-time basis through June 30, 2002 (the period between January 1, 2002 and June 30, 2002 hereinafter referred to as the "Employment Continuation Period"). You have agreed to be employed during the Employment Continuation Period pursuant to the following conditions:

5. (a) Title: You shall continue to have the titles "Chief Legal Officer," "Chief Corporate Development Officer" and "Corporate Secretary" and shall continue to be a member of the Global Operating Committee and to attend the meetings thereof. You shall continue to have your place of employment in New York City and to have the support of an executive assistant.

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     (b) Base salary: Your base salary will continue at the rate of $550,000 per annum and will be payable in accordance with the Company's usual payroll practices.

     (c) Bonus compensation: The Company hereby guarantees that it will pay you a bonus amount with respect to the Employment Continuation Period equal to the product of (x) $550,000 and (y) a fraction the numerator of which is the number of months you have worked in 2002 and the denominator of which is 12 (the "Guaranteed Bonus").

     (d) Benefits: You will continue to participate in the benefits provided to senior management generally and to receive the other benefits set forth in the December 28 Agreement.

     (e) Change in Control Severance Plan: You will continue to be a participant in the Company's Change in Control Severance Plan in Tier One until the earlier of June 30, 2002, and the date on which you cease to be employed by the Company. You hereby waive the provisions of the December 28 Agreement relating to the consequences of termination of your employment in connection with a Change in Control.

     (f) Severance Pay, Guaranteed Bonus, and Note forgiveness: You agree to defer collection of the Severance Amount, the Guaranteed Bonus and forgiveness of the Note until the earlier of June 30, 2002, and the date on which you cease to be employed by the Company. Accordingly, the Company will pay to you on the earlier of June 30, 2002, and the date of termination of your employment all base salary earned but not yet paid, the Severance Amount and the Guaranteed Bonus and will forgive the principal amount of the Note on such date.

     (g) Termination of employment during the Employment Continuation Period:
     You shall have the right to resign, and the Company shall have the right to terminate your employment, for any reason during the Employment Continuation Period. If the Company terminates your employment other than for Cause, you resign for Good Reason, or your employment ceases as a result of your death or permanent disability, in each case prior to June 30, 2002, in addition to its obligations hereunder with respect to the Severance Amount and the Note, the Company will pay you (1) base salary through June 30, 2002, and (2) the Guaranteed Bonus calculated as if your employment terminated on June 30, 2002. If you should resign voluntarily from employment other than for Good Reason prior to June 30, 2002, in addition to its obligations hereunder with respect to the Severance Amount and the Note, the Company will pay you (1) base salary through the date of termination; and (2) the Guaranteed Bonus calculated as if the date of termination of employment were April 30, 2002. If the Company terminates your employment for Cause prior to June 30, 2002, in addition to its obligations hereunder with respect to the Severance Amount and the Note, the Company will pay you (1) base salary through the date of termination, and (2) the Guaranteed Bonus calculated based on the date of termination.

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6.   Other provisions of the December 28 Agreement to continue: Unless modified hereby, the other provisions of the December 28 Agreement (including the Company's reimbursement of dues for two club memberships) shall continue in effect during the Employment Continuation Period until the date your employment terminates.

7. Announcements: Any announcement by the Company regarding the termination of your employment with the Company, the December 28 Agreement or this letter agreement shall be subject to your review and agreement with the Company.

Very truly yours,

/s/ Piers Marmion
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Piers Marmion, Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Stephanie W. Abramson
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Stephanie W. Abramson

Date: April 12, 2002